UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

January 17, 2003

Date of Report (Date of earliest event reported)

Euronet Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-22167

(Commission File Number)

74-2806888

(IRS Employer Identification No.)

4601 College Boulevard

Leawood, Kansas

(Address of principal executive offices)

(913) 327-7200

(Registrant’s telephone number, including area code)

Item 2.     Acquisition or Disposition of Assets.

On January 17, 2003, Euronet Worldwide, Inc. (“Euronet Worldwide” or “Euronet” or “Company”) sold 100% of the shares in its United Kingdom subsidiary, Euronet Services (UK) Ltd. (“Euronet UK”) to Bridgepoint Capital Limited (“Bridgepoint”). This transaction was effected through a Share Purchase Agreement (the “Acquisition Agreement”) whereby EFT Services Holding B.V. (“Euronet Holding”), a Netherlands corporation and a wholly owned subsidiary of Euronet, sold all of its shares of Euronet UK to Bank Machine (Acquisitions) Limited (“BMAL”), a United Kingdom company owned by Bridgepoint, for approximately $29.6 million (or £18.5 million) in cash, subject to certain working capital adjustments. Of this amount, $1.3 million (£0.8 million) was placed in escrow or otherwise retained subject to the completion and settlement of certain post-closing matters and adjustments, with the remainder paid in cash at closing. The Acquisition Agreement provides that the benefits and burdens of ownership of the shares and all employees of Euronet UK are transferred to Bridgepoint effective as of January 1, 2003. Euronet Worldwide, Euronet Holding and BMAL are parties to the Acquisition Agreement. The Acquisition Agreement includes certain representations, warranties and indemnification obligations of Euronet concerning Euronet UK, which are customary in transactions of this nature in the United Kingdom, including a “Tax Deed” providing for the indemnification of Bridgepoint by Euronet against tax liabilities of Euronet UK that relate to the periods prior to January 1, 2003, but arise after the sale.

Simultaneous with this transaction, Euronet and Bank Machine Limited (which is the new name of Euronet UK following the acquisition) signed an ATM and Gateway Services Agreement (the “Services Agreement”) under which Euronet’s Hungarian subsidiary, Euronet Adminisztracios Kft. (“Euronet Hungary”) will provide ATM operating, monitoring, and transaction processing services (“ATM Services”) to Bank Machine Limited through December 31, 2007. The services to be provided by Euronet Hungary are substantially identical to existing services being provided to Euronet UK prior to the sale of Euronet UK to Bridgepoint. Euronet Hungary is a wholly owned subsidiary of Euronet Holding.

The amount of the consideration for the agreements was derived through arm’s length negotiations. Of the approximately $29.6 million sale price of Euronet UK, approximately $4.5 million was attributed to the value of the Services Agreement as more fully described in Item 7(b), Pro Forma Financial Information.

The foregoing summary is qualified in its entirety by reference to the copy of the Acquisition Agreement attached as Exhibit 2.1 and the Tax Deed attached as Exhibit 2.2 to this Form 8-K and incorporated herein by reference.

Item 7.    Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2002 gives effect to the transaction herein as if it had occurred on September 30, 2002. The transaction involved the sale of 100% of the shares of Euronet UK to BMAL and the execution of the Services Agreement.

The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001 give effect to the transaction described herein as if it had occurred January 1, 2001. The estimated recurring revenues on a straight-line basis and related costs of the Services Agreement are included and were estimated based on existing contracts with similar terms and conditions with unrelated parties. The non-recurring one-time gain associated with this transaction is not included.

Management estimates that approximately $4.5 million of the total sale proceeds of $29.6 million will be allocated to the Services Agreement and accrued to revenues on a straight-line basis over the five-year contract term beginning January 1, 2003. This allocation was made with reference to the agreed recurring fees under the Services Agreement and the estimated fair market value on a per ATM basis of the services to be provided under the Services Agreement.

The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with Euronet Worldwide, Inc.’s historical financial statements and management’s discussion and analysis of financial condition and results of operations in its annual report on Form 10-K and quarterly reports on Form 10-Q. The unaudited pro forma financial information is presented for comparative purposes only and is not intended to be indicative of the results of continuing operations or financial position that would have been achieved had the transaction been consummated as of the dates indicated above, nor do they purport to indicate results which may be attained in the future.

Euronet Worldwide, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet (unaudited)

As of September 30, 2002

(In thousands of U.S. dollars)

	Historical Euronet Worldwide	Pro Forma Adjustments			Pro Forma Euronet Worldwide
		Disposition of UK	Services Agreement
	(A)	(B)	(C)
Assets
Current assets:
Cash and cash equivalents	$15,338	$(507)	$28,283		$43,114
Restricted cash	3,872	—	558	(D)	4,430
Trade accounts receivable, net	7,739	(177)	764	(D)	8,326
Other current assets	4,862	(434)	—		4,428

Total current assets	31,811	(1,118)	29,605		60,298
Property, plant and equipment, net	30,074	(9,465)	—		20,609
All other assets, net	5,272	—	—		5,272

Total assets	$67,157	$(10,583)	$29,605		$86,179

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities:
Accrued interest on notes payable	$1,059	$—	$—		$1,059
Other current liabilities	19,237	(3,662)	1,403	(E)	16,978

Total current liabilities	20,296	(3,662)	1,403		18,037
Notes payable	33,980	—	—		33,980
All other long term liabilities	5,511	(835)	3,475	(F)	8,151

Total liabilities	59,787	(4,497)	4,878		60,168

Stockholders’ equity/(deficit):
Common stock and additional paid in capital	136,818	—	—		136,818
Accumulated deficit	(126,809)	(6,047)	24,727		(108,129)
Other stockholders’ equity/(deficit)	(2,639)	(39)	—		(2,678)

Total stockholders’ equity/(deficit)	7,370	(6,086)	24,727		26,011

Total liabilities and stockholders’ equity/(deficit)	$67,157	$(10,583)	$29,605		$86,179

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

Euronet Worldwide, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

Nine Months Ended September 30, 2002

(In thousands of U.S. dollars, except share and per share data)

	Historical Euronet Worldwide	Pro Forma Adjustments			Pro Forma Euronet Worldwide
		Disposition of UK	Services Agreement
	(A)	(G)	(H)
Revenues:
ATM network and related revenue	$38,839	$(10,337)	$1,089		$29,591
Software, maintenance and related revenue	13,615	—	—		13,615

Total revenues	52,454	(10,337)	1,089		43,206

Operating expenses:
Direct operating costs	21,597	(6,754)	—	(I)	14,843
Salaries and benefits	18,608	(1,202)	—		17,406
Selling, general and administrative	4,835	(923)	—		3,912
Depreciation and amortization	6,930	(72)	—		6,858

Total operating expenses	51,970	(8,951)	—		43,019

Operating income/(loss)	484	(1,386)	1,089		187

Other (expense)/income:
Interest income	227	—	—		227
Interest expense	(4,807)	150	—	(J)	(4,657)
Loss on facility sublease	(249)	—	—		(249)
Equity in losses from investee companies	(159)	—	—		(159)
(Loss)/gain on early retirement of debt	(955)	—	—		(955)
Foreign exchange (loss)/gain, net	(3,179)	(481)	—		(3,660)

Total other (expense)/income	(9,122)	(331)	—		(9,453)

(Loss)/income from continuing operations before income taxes and minority interest	(8,638)	(1,717)	1,089		(9,266)
Income tax benefit/(expense)	1,852	—	—	(K)	1,852

(Loss)/income from continuing operations before minority interest	(6,786)	(1,717)	1,089		(7,414)
Minority interest, net of tax	77	—	—		77

Income/(loss) from continuing operations	$(6,709)	$(1,717)	$1,089		$(7,337)

(Loss)/income from continuing operations per share – basic	$(0.29)	$(0.08)	$0.05		$(0.32)
Basic weighted average number of shares outstanding	22,982,394	22,982,394	22,982,394		22,982,394

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

Euronet Worldwide, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations (unaudited)

Twelve Months Ended December 31, 2001

(In thousands of U.S. dollars, except share and per share data)

	Historical Euronet Worldwide	Pro Forma Adjustments			Pro Forma Euronet Worldwide
		Disposition of UK	Services Agreement
	(A)	(G)	(H)
Revenues:
ATM network and related revenue	$45,941	$(10,210)	$1,039		$36,770
Software, maintenance and related revenue	15,042	—	—		15,042

Total revenues	60,983	(10,210)	1,039		51,812

Operating expenses:
Direct operating costs	26,469	(6,406)	—	(I)	20,063
Salaries and benefits	24,091	(1,168)	—		22,923
Selling, general and administrative	7,688	(773)	—		6,915
Depreciation and amortization	8,785	(81)	—		8,704

Total operating expenses	67,033	(8,428)	—		58,605

Operating income/(loss)	(6,050)	(1,782)	1,039		(6,793)

Other (expense)/income:
Interest income	278	—	—		278
Interest expense	(9,386)	66	—	(J)	(9,320)
(Loss)/gain on early retirement of debt	9,596	—	—		9,596
Foreign exchange (loss)/gain, net	5,425	77	—		5,502

Total other (expense)/income	5,913	143	—		6,056

(Loss)/income from continuing operations before income taxes	(137)	(1,639)	1,039		(737)
Income tax benefit/(expense)	930	—	—	(K)	930

Income/(loss) from continuing operations	$793	$(1,639)	$1,039		$193

(Loss)/income from continuing operations per share – basic	$0.04	$(0.08)	$0.05		$0.01
Basic weighted average number of shares outstanding	19,719,253	19,719,253	19,719,253		19,719,253
(Loss)/income from continuing operations per share – diluted	$0.04	$(0.08)	$0.05		$0.01
Diluted weighted average number of shares outstanding	22,413,408	22,413,408	22,413,408		22,413,408

See accompanying notes to pro forma unaudited condensed consolidated financial statements.

Euronet Worldwide, Inc.

Notes to the Pro Forma Unaudited Condensed Consolidated Financial Statements

A.	Reflects the historical financial position and results of operations of Euronet. Certain amounts have been reclassified to conform to current presentation and reflect continuing operations. All historical amounts exclude the financial position and results of operations of operations which were discontinued during 2002.

B.	To record the disposition of Euronet UK assets and liabilities as a result of the sale.

C.	To record the net proceeds on the sale, and the estimated after-tax gain. The following table summarizes the effect of the transaction (in thousands of dollars):

Sale price of Euronet UK	$29,605
Less: Portion of sale price attributed to value of ATM Services	(4,500)

Total consideration received attributed to Purchase Agreement	25,105
Less: Net estimated transaction and settlement costs	(750)

Net cash consideration received	24,355
Less: value of net assets removed as of September 30, 2002
Euronet UK assets removed	(10,583)
Euronet UK liabilities removed	4,497
Other liabilities removed	372

Estimated gain on sale	$18,641

Due to the nature of the transaction, the gain on the sale is expected to be nontaxable in accordance with the tax regulations of the relevant tax jurisdictions and taking into consideration management’s intended uses of the proceeds.

D.	To reflect the portion of sales proceeds being held in escrow or otherwise retained subject to the completion and settlement of certain post-closing matters or adjustments.

E.	To reflect the current portion of deferred revenue attributed to the Services Agreement ($0.9 million) and accrued transaction and settlement costs ($0.8), offset by the reduction of current portion of capital leases paid by BMAL directly to the lessor on behalf of Euronet ($0.2).

F.	To reflect the long term portion of deferred revenue attributed to the Services Agreement ($3.6 million) offset by the reduction of long term capital leases paid by BMAL directly to the lessor on behalf of Euronet ($0.1).

G.	To remove the results of Euronet UK from continuing operations.

H.	To reflect the fair value of the ATM Services provided under the Services Agreement based on approximate number of transactions and ATMs in service during the respective periods unless otherwise identified by footnotes I, J and K. The slightly lower revenues in the twelve months ended December 31, 2001 as compared to the nine months ended September 30, 2002 reflects the significant increase in the number of ATMs in service during the 2002 period and the corresponding impact of revenues, which are determined on a per ATM basis.

I.	The costs necessary to perform under the Services Agreement are estimated to be substantially the same as those provided to Euronet UK by Euronet Hungary prior to the transaction. Accordingly, no pro forma adjustment has been made for these costs as they have not been reflected in the amounts removed in the “Disposition of UK” column of the pro forma income statements.

J.	Assumes none of the proceeds from the transaction are used for the purpose of reducing existing debt. Euronet plans to use the proceeds to repay debt and/or invest in new business. Had the entire $29.6 million of cash proceeds been assumed to be used for reducing existing debt, interest expense would have been reduced by $2.6 million and $3.4 million (pre tax) for the nine months ended September 30, 2002 and twelve months ended December 31, 2001, respectively, including the effect of the applicable exchange rates and approximately $1.7 million of the funds being applied towards the early retirement premium.

K.	The income tax effect of pro forma adjustments is assumed to be nil as there are current period losses in excess of the income from continuing operations

(c)  Exhibits

Exhibit 2.1:	Share Acquisition Agreement among Euronet Worldwide, Inc., EFT Services Holding B.V., Bank Machine (Acquisitions) Limited dated January 17, 2003.

Exhibit 2.2:	Tax Deed among Euronet Worldwide, Inc., EFT Services Holding B.V., Bank Machine (Acquisitions) Limited dated January 17, 2003.

Exhibit 99.1:	Press Release dated January 17, 2003.

Exhibit 99.2:	Second Press Release dated January 17, 2003.

Pursuant to Rule 601(b)(2) of Regulation S-K, Euronet agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Euronet Worldwide, Inc.
/s/ Rick L. Weller
Chief Financial Officer

Date: February 3, 2003

Exhibit Number	Description of Exhibits	Page Number

2.1	Share Acquisition Agreement among Euronet Worldwide, Inc., Euronet Services Holding B.V., Bank Machine (Acquisitions) Limited dated January 17, 2003

2.2	Tax Deed among Euronet Worldwide, Inc., Euronet Services Holding B.V., Bank Machine (Acquisitions) Limited dated January 17, 2003.

99.1	Press Release dated January 17, 2003.

99.2	Second Press Release dated January 17, 2003.

Pursuant to Rule 601(b)(2) of Regulation S-K, Euronet agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.